Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Tel: 1- (484) 693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com
www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Provides Business Update

Management Expecting Accelerated Top-Line Growth, Margin Expansion, for Fiscal 2013

CENTER VALLEY, PA – December 29, 2011 – TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision”, or “the Company”), an industry leading manufacturer of precision, large-scale fabricated and machined metal components and systems with customers in the alternative energy, cleantech, medical, nuclear, defense, aerospace and other commercial industries, today provided an outlook for calendar 2012, based on a wide-range of strategic achievements, including product wins, industry diversifications, facility expansions and other activities that position the Company well for the coming year.

“Calendar 2011 has been a pivotal year for TechPrecision and we made significant progress toward our strategic objective of diversifying our operations and expanding our revenue base,” said Mr. James Molinaro, CEO of TechPrecision Corporation. “Diversification is key to TechPrecision’s expanded growth in China. In addition, the Company will continue to grow even though our Massachusetts facility had its largest customer, which contributed over 55% of division revenue, move its operations to China. Our focus is to qualify new products and back fill this customer with strategic and profitable business through the remainder of FY2012 and throughout FY2013. We are in an excellent position to do that with the completion of our Massachusetts facility expansion and the qualification of our new Gantry mill. This is a competitive advantage for us as we are one of the few N-Stamp and NAVSEA certified manufacturing facilities in the U.S. which can handle the project scale and precision”

Highlights during calendar year 2011 include:

•
Wuxi Critical Mechanical Components Co., Ltd., WCMC-China division, successfully ramped production in less than one year and is expected to contribute 25-35% of consolidated quarterly revenues  in Q3 FY2012.

•	Added five new products and customers at WCMC-China for multi-wafer, mono-wafer, mono-cast and sapphire technologies.

•	Shipment of initial mono-cast product, expected to leave WCMC before the end of year for qualification by the customer, which is expected to result in production orders in Q2 FY2013.

•	Shipment of second generation multi-crystalline chambers from WCMC in November, with qualification and subsequent production volume orders expected in Q1 FY2013.

•	Shipment of initial sapphire products from WCMC expected in January 2012, with qualification and volume production orders expected in Q1 FY2013.

•	The Ranor division is completing its initial Sapphire product production in Q4 FY 2012 to qualify for production volume release in Q2 FY2013.

•
Completed strategic enhancements to its Ranor facility in Westminster, Mass., better positioning TechPrecision and Ranor to capture a share of a large and growing opportunity for manufacturing and retrofitting of Prime Nuclear components.

•
Completed the installation of a new Gantry mill at the Ranor facility, which is now fully operational and has begun producing N-Stamp (nuclear) certified products which enables TechPrecision to build “Prime Equipment” or large-scale assemblies. The Company expects to receive its first prime nuclear order in the first calendar quarter of 2012.

•
Management has narrowed the potential site selections for its new water-front facility and will be conducting a physical review and inspection of the proposed site with key Defense and Nuclear customers in January 2012. Assuming the customers are satisfied with the Company’s selection and will support the business with initial production orders, management expects to seek Board approval and launch in February or March of 2012. Support from customers in order to create a profitable new operation in the shortest time possible is a key consideration to the timing of launching the new water-front facility.

“The progress we made in 2011, adding several tier-1 customers in a variety of industries we believe can position us for accelerated revenue growth in fiscal 2013 (the period beginning April 1, 2012),” continued Mr. Molinaro. “Work for solar customers has the potential to deliver $15-20 million in revenue in our next fiscal year while sapphire production, which is incremental to our current business, has the potential to generate and addition $12 to $18 million in revenue. In addition, we have the opportunity for $12 to $15 million in defense and aerospace business, $8 to $12 million in revenue for nuclear projects, $4 to $8 million from commercial/industrial business and $5 to $6 million in medical-related revenue. These ranges are based on estimates from customers and are subject to change, both in terms of size and timing, as we complete the prototyping and qualification process, with the expectation of volume orders during fiscal 2013. In aggregate, we believe we have positioned the Company for accelerated growth with increased diversification, giving our business more sustainability.”

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., is an industry leading, global manufacturer of precision, large-scale fabricated and machined metal components and systems. These products are used in a variety of markets including: renewable energy (solar and wind), medical, nuclear, defense, industrial, and aerospace. TechPrecision’s mission is to be the leading end-to-end global service provider to its markets by furnishing custom, fully integrated “turn-key” solutions for complete products that require custom fabrication, precision machining, assembly, integration, inspection, non-destructive evaluation and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

###